Exhibit 99.1

CASCADE FINANCIAL CORPORATION DECLARES 5-FOR-4 STOCK SPLIT

Everett, WA - April 25, 2006 - Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, announced at today’s Annual Meeting that its Board of Directors has declared a 5-for-4 stock split. The shares will be distributed on May 19, 2006, to shareholders of record on May 5, 2006. Shareholders will receive 25 additional shares of common stock for every 100 shares currently owned, and a cash payment will be made in lieu of fractional shares. Cascade currently has approximately 9.6 million shares outstanding, and will have about 12.0 million shares outstanding after the stock dividend.
Earlier today, Cascade reported results for the first quarter of 2006, with profits growing 3% over the same quarter last year. Net income was a record $3.17 million, or $0.32 per diluted share in the year, compared to $3.07 million, or $0.31 per diluted share in the quarter ended March 31, 2005. Excluding stock option expense, net income was $3.23 million, or $0.33 per diluted share, in the quarter. Tomorrow morning at 11:00 am PDT, management will host a conference call to discuss the quarter. Interested investors may listen to the call live or via replay at www.cascadebank.com. Investment professionals are invited to dial (303) 262-2211 to access the live call. A replay of the call will be available for three weeks at (303) 590-3000, using passcode 11056742#.
“We are pleased to share the success Cascade has enjoyed with our shareholders through this stock split,” stated Carol K. Nelson, President and CEO. “Our increased share count should further benefit shareholders by increasing trading liquidity.”

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Snohomish County, Washington. Cascade Bank operates 19 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish and North Bend.
In August 2005, US Banker magazine ranked Cascade #67 out of the Top Publicly Traded Mid-Tier Banks, those with less than $10 billion in assets, based on three-year average return on equity. The same publication has named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking.

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Note: Transmitted on Business Wire on April 25, 2006 at ____ pm PST.